Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2024, with respect to the consolidated financial statements of UP Fintech Holding Limited and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

KPMG Huazhen LLP

Beijing, China

October 22, 2024